Exhibit 99.1

This information is not an offer to sell securities and is not soliciting an offer to buy securities. Investors are urged to read the documents relating to the proposed transaction that may be filed from time to time by either party with the Securities and Exchange Commission. These documents will contain important information regarding the proposed transaction and may be obtained after they are filed free of charge at the Securities and Exchange Commission's website at www.sec.gov.

 ACCESS NEWS

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Stephen B. Thompson
Vice President, Chief Financial Officer
(214) 905-5100                                                                                                                                                                       60;

Contact: Investor Relations
Donald C. Weinberger/Alisa Steinberg (media)
Wolfe Axelrod Weinberger Assoc. LLC
(212) 370-4500

Andrew Hellman, CEOcast, Inc. for Access Pharmaceuticals
(212) 732-4300

ACCESS PHARMACEUTICALS SIGNS DEFINITIVE MERGER AGREEMENT WITH SOMANTA PHARMACEUTICALS

DALLAS, TX and Irvine, CA, April 19, 2007, ACCESS PHARMACEUTICALS, INC. (OTC BB: ACCP) and Somanta Pharmaceuticals, Inc. (OTC BB: SMPM)announced today that they have signed a definitive merger agreement by which Access will acquire Somanta. The companies had previously announced the execution of a non-binding Letter of Intent regarding the merger.

Under the terms of the merger agreement, Access will issue 1.5 million shares of common stock to Somanta stockholders in exchange for all the outstanding capital stock of Somanta. The merger agreement has been approved by the boards of both companies. In addition, Access has received voting agreements from certain Somanta shareholders representing approximately 81% of Somanta’s outstanding common shares and approximately 60% of its outstanding preferred shares under which the parties, subject to certain limited exceptions, have granted an irrevocable proxy to vote their Somanta shares in favor of the merger. The closing of the merger is subject to the fulfillment of certain conditions contained in the merger agreement. The parties expect the transaction to be completed during the summer.

With the proposed acquisition of Somanta, Access will acquire four novel anti-cancer compounds in development, one of which is currently in Phase 2 clinical trials. Each of the drug candidates acts by a unique mechanism of action and has the potential to target a wide range of cancer types.

“We believe this transaction will immediately strengthen our drug pipeline, enhancing Access’ franchise value within the oncology space,” commented Stephen R. Seiler, Access' President and CEO. “In addition to offering a clinical-stage drug candidate, Somanta’s pre-clinical pipeline is highly diversified with each anti-cancer compound having its own novel mode of action, which can be applied to a wide range of cancer types.”

About Somanta
Somanta Pharmaceuticals is a company focused on the development of novel oncology compounds and anti-cancer agents. Somanta's lead clinical product Sodium Phenylbutyrate (PB) is currently in Phase 2 development and is being developed with its partner, Virium Pharmaceuticals. In National Institute of Health sponsored trials, PB has demonstrated the greatest activity in CNS cancers, several of which are "orphan" indications such as Glioblastoma Multiforme. Moreover, promising data has also emerged which suggests PB may be an effective therapy for certain blood cancers and other solid tumors. PB has been well tolerated; its safety profile has generally been established due to its many years of clinical use in pediatrics for inherited urea cycle disorders.

Somanta's pre-clinical drug candidates include Angiolix, Prodrax and Alchemix. Angiolix is a humanized monoclonal antibody which appears to induce cell death selectively to tumor blood vessels using a different mode of action than VEGF- oriented therapies. Prodrax, is a novel family of prodrugs that enables compounds to remain inert until they reach the hypoxic region of tumors where they become toxic, thus targeting tumor cells which are typically difficult to kill. Alchemix is a pan-target inhibitor that is effective in tumor cells resistant to conventional chemotherapy by targeting and irreversibly binding to DNA. Somanta believes Prodrax and Alchemix have the ability to overcome many different pathways of drug resistance, and will be studied in a broad range of cancers including lung, colon, ovarian and renal. Proof-of-principle pre- clinical studies have been completed in both of these compounds, and Phase 1 dose escalation trials are being planned. Somanta has prepared clinical development plans for all preclinical projects. For additional information on Somanta Pharmaceuticals, please visit http://www.somanta.com.

About Access
Access Pharmaceuticals, Inc. is an emerging biopharmaceutical company that develops and commercializes propriety products for the treatment and supportive care of cancer patients. Access' products include ProLindac™, currently in Phase II clinical testing of patients with ovarian cancer and MuGard™ for the management of patients with mucositis. The Company also has other advanced drug delivery technologies including Cobalamin™-mediated targeted delivery and oral drug delivery. For additional information on Access Pharmaceuticals, please visit our website at http://www.accesspharma.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including statements relating to the value of our products in the market, our ability to achieve clinical and commercial success and our ability to successfully develop marketed products. These statements are subject to numerous risks, including but not limited to the risks detailed in our Annual Report on Form 10-KSB for the year ended December 31, 2006 and other reports filed by us and Somanta with the Securities and Exchange Commission.

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